Exhibit 11.1

COMPUTATION OF PER SHARE EARNINGS (LOSSES)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSSES)

Consolidated

	Year Ended December 31,
	2005	2004	2003
Weighted average Shares of Common Stock outstanding during the year	2,532,282	2,475,850	2,448,455
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	48,887	36,002	119,834
TOTAL	2,581,169	2,511,852	2,568,289
Net Income (Loss)	$4,101,149	$(811,232)	$17,322,143
Per Share amount—Primary/Basic	$1.62	$(0. 33)	$7.07
Per Share amount—Diluted	$1.59	$(0.33)	$6.74

Continued Operations

	Year Ended December 31,
	2005	2004	2003
Weighted average Shares of Common Stock outstanding during the year	2,532,282	2,475,850	2,448,455
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	48,887	36,002	119,834
TOTAL	2,581,169	2,511,852	2,568,289
Net Income	$4,101,149	$1,457,409	$2,077,940
Per Share amount—Primary/Basic	$1.62	$0.59	$0.85
Per Share amount—Diluted	$1.59	$0.58	$0.81

Discontinued Operations

	Year Ended December 31,
	2005	2004	2003
Weighted average Shares of Common Stock outstanding during the year	2,475,850	2,475,850	2,448,455
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	36,002	36,002	119,834
TOTAL	2,511,852	2,511,852	2,568,289
Net Income (Loss)	$—	$(2,268,641)	$15,244,203
Per Share amount—Primary/Basic	$—	$(0.92)	$6.23
Per Share amount—Diluted	$—	$(0.92)	$5.94